Freeport-McMoRan
Reports Third-Quarter and Nine-Month 2019 Results

▪
Net loss attributable to common stock totaled $131 million, $0.09 per share, in third-quarter 2019. After adjusting for net charges of $123 million, $0.08 per share, third-quarter 2019 adjusted net loss attributable to common stock totaled $8 million, $0.01 per share.

▪
Consolidated sales totaled 795 million pounds of copper, 243 thousand ounces of gold and 22 million pounds of molybdenum in third-quarter 2019. Consolidated production totaled 864 million pounds of copper and 333 thousand ounces of gold in third-quarter 2019.

▪
Full year consolidated sales guidance is similar to prior estimates, with consolidated sales expected to approximate 3.3 billion pounds of copper, 874 thousand ounces of gold and 92 million pounds of molybdenum for the year 2019, including 870 million pounds of copper, 200 thousand ounces of gold and 24 million pounds of molybdenum in fourth-quarter 2019.

▪	Average realized prices in third-quarter 2019 were $2.62 per pound for copper, $1,487 per ounce for gold and $12.89 per pound for molybdenum.

▪	Average unit net cash costs in third-quarter 2019 were $1.59 per pound of copper and are expected to approximate $1.76 per pound of copper for the year 2019.

▪
Operating cash flows totaled $224 million (net of $146 million of working capital uses and timing of other tax payments) in third-quarter 2019 and $1.3 billion (including $135 million of working capital sources and timing of other tax payments) for the first nine months of 2019. Based on current sales volume and cost estimates, and assuming average prices of $2.60 per pound for copper, $1,500 per ounce for gold and $12.00 per pound for molybdenum for fourth-quarter 2019, operating cash flows are expected to approximate $1.6 billion (including $0.2 billion of working capital sources and timing of other tax payments) for the year 2019.

▪
Capital expenditures totaled $0.7 billion (including approximately $0.3 billion for major mining projects) in third-quarter 2019 and $1.9 billion (including approximately $1.1 billion for major mining projects) for the first nine months of 2019. Capital expenditures for the year 2019 are expected to approximate $2.6 billion, including $1.6 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia and development of the Lone Star copper leach project in Arizona.

▪	The Grasberg underground and Lone Star copper leach development projects are progressing according to plan.

▪
At September 30, 2019, consolidated debt totaled $9.9 billion and consolidated cash totaled $2.2 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at September 30, 2019.

▪	On September 25, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on November 1, 2019.

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PHOENIX, AZ, October 23, 2019 - Freeport-McMoRan Inc. (NYSE: FCX) reported net losses attributable to common stock of $131 million ($0.09 per share) in third-quarter 2019 and $172 million ($0.12 per share) for the first nine months of 2019. After adjusting for net charges of $123 million ($0.08 per share), adjusted net loss attributable to common stock totaled $8 million ($0.01 per share) in third-quarter 2019. For additional information, refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VII, which is available on FCX's website, "fcx.com."

Richard C. Adkerson, President and Chief Executive Officer, said, "Our global team has established strong momentum on our three major initiatives to build value for shareholders. We are effectively executing our plans to establish large-scale production from our significant high-grade, low-cost and long-lived underground ore bodies at Grasberg; advance the Lone Star project in Arizona as a new cornerstone asset in the U.S.; and progress our innovation initiatives to enhance productivity and grow our Americas operations with low capital intensity. These initiatives are expected to significantly enhance our cost position, cash flow and the long-term value of our premier copper portfolio, providing opportunities for increased returns to shareholders. We are pleased with our progress to date and remain focused on successful execution of our plans, which would enable us to increase copper production by 30 percent, gold production by 70 percent, reduce unit net cash costs by 25 percent and more than double operating cash flows in 2021 from 2019 levels.”

SUMMARY FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Revenues[a,b]	$3,308	$4,908	$10,646	$14,944
Operating income[a]	$117	$1,315	$471	$4,438
Net (loss) income from continuing operations	$(139)	$668	$(138)	$2,535
Net (loss) income attributable to common stock[c,d]	$(131)	$556	$(172)	$2,117
Diluted net (loss) income per share of common stock:
Continuing operations	$(0.09)	$0.38	$(0.12)	$1.46
Discontinued operations	—	—	—	(0.01)
	$(0.09)	$0.38	$(0.12)	$1.45

Diluted weighted-average common shares outstanding	1,452	1,458	1,451	1,458
Operating cash flows[e]	$224	$1,247	$1,312	$3,925
Capital expenditures	$666	$507	$1,917	$1,391
At September 30:
Cash and cash equivalents	$2,247	$4,580	$2,247	$4,580
Total debt, including current portion	$9,919	$11,287	$9,919	$11,287

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X, which are available on FCX's website, "fcx.com."

b.
Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(42) million ($(17) million to net loss attributable to common stock or $(0.01) per share) in third-quarter 2019, $(111) million ($(48) million to net income attributable to common stock or $(0.03) per share) in third-quarter 2018, $58 million ($23 million to net loss attributable to common stock or $0.02 per share) for the first nine months of 2019 and $(70) million ($(31) million to net income attributable to common stock or $(0.02) per share) for the first nine months of 2018. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page IX, which is available on FCX's website, "fcx.com."

c.
Includes net (charges) gains of $(123) million ($(0.08) per share) in third-quarter 2019, $42 million ($0.03 per share) in third-quarter 2018, $(173) million ($(0.12) per share) for the first nine months of 2019 and $69 million ($0.04 per share) for the first nine months of 2018 that are described in the supplemental schedule, "Adjusted Net (Loss) Income," on page VII, which is available on FCX's website, "fcx.com."

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX, which is available on FCX's website, "fcx.com."

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e.
Net of working capital (uses) sources and timing of other tax payments of $(146) million in third-quarter 2019, $59 million in third-quarter 2018, $135 million for the first nine months of 2019 and $(154) million for the first nine months of 2018.

SUMMARY OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018		2019	2018
Copper (millions of recoverable pounds)
Production	864	1,006		2,420	2,972
Sales, excluding purchases	795	1,044		2,386	3,026
Average realized price per pound	$2.62	$2.80		$2.71	$2.96
Site production and delivery costs per pound[a]	$2.05	$1.73	[b]	$2.16	$1.70	[b]
Unit net cash costs per pound[a]	$1.59	$0.93	[b]	$1.76	$0.95	[b]
Gold (thousands of recoverable ounces)
Production	333	760		659	2,105
Sales, excluding purchases	243	837		674	2,123
Average realized price per ounce	$1,487	$1,191		$1,380	$1,249
Molybdenum (millions of recoverable pounds)
Production	21	23		69	69
Sales, excluding purchases	22	22		68	70
Average realized price per pound	$12.89	$12.40		$12.92	$12.41

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

b.
Includes charges totaling $0.07 per pound of copper in third-quarter 2018 and $0.02 per pound of copper for the first nine months of 2018 associated with for Cerro Verde's three-year collective labor agreement (CLA). Refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VII, which is available on FCX's website, "fcx.com," for additional information.

Consolidated Sales Volumes
Third-quarter 2019 copper sales of 795 million pounds were four percent lower than the July 2019 estimate of 830 million pounds of copper, primarily because of lower production from Cerro Verde and timing of shipments, partly offset by higher production and sales from North America. Third-quarter 2019 gold sales of 243 thousand ounces were six percent higher than the July 2019 estimate of 230 thousand ounces of gold.
Third-quarter 2019 copper and gold sales were lower than third-quarter 2018 sales primarily reflecting anticipated lower mill rates and ore grades as PT Freeport Indonesia (PT-FI) transitions mining from the open pit to underground. Third-quarter 2019 copper sales were also lower in South America, reflecting the timing of shipments and lower grades and recovery rates at Cerro Verde, offset by higher copper sales in North America, primarily related to higher mining and milling rates.
Third-quarter 2019 molybdenum sales of 22 million pounds were lower than the July 2019 estimate of 25 million pounds and approximated third-quarter 2018 sales of 22 million pounds.
Consolidated sales volumes for the year 2019 are expected to approximate 3.3 billion pounds of copper, 874 thousand ounces of gold and 92 million pounds of molybdenum, including 870 million pounds of copper, 200 thousand ounces of gold and 24 million pounds of molybdenum in fourth-quarter 2019. As PT-FI transitions mining from the open pit to underground, metal production is currently expected to improve significantly by 2021.

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Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.59 per pound of copper in third-quarter 2019, were slightly improved from the July 2019 estimate of $1.63 per pound. As anticipated, consolidated average unit net cash costs were higher than the third-quarter 2018 average of $0.93 per pound, primarily reflecting lower sales volumes as PT-FI transitions mining from the open pit to underground.
Assuming average prices of $1,500 per ounce of gold and $12.00 per pound of molybdenum for fourth-quarter 2019 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.76 per pound of copper for the year 2019, (including $1.76 per pound of copper in fourth-quarter 2019). The impact of price changes during fourth-quarter 2019 on consolidated unit net cash costs for the year 2019 would approximate $0.005 per pound for each $50 per ounce change in the average price of gold and $0.005 per pound for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. FCX expects consolidated unit net cash costs to decline by 2021, following a ramp-up period at PT-FI.
MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of FCX's North America copper mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and are dependent on market conditions. FCX continues to pursue projects to enhance productivity through innovative technologies and to identify opportunities to reduce the capital intensity of its potential long-term development projects. Early results from innovation initiatives have been positive, and FCX expects to incorporate these enhancements into its future mine plans in 2020.
Through exploration drilling, FCX has identified a significant resource at its wholly owned Lone Star copper leach project located near the Safford operation in eastern Arizona. An initial project to develop the Lone Star leachable ores commenced in 2018, with first production expected by the end of 2020. Initial production from the Lone Star leachable ores is expected to average approximately 200 million pounds of copper per year, with the potential for future expansion options. Total capital costs for the initial project, including mine equipment and pre-production stripping, are expected to approximate $850 million and will benefit from the utilization of existing infrastructure at the adjacent Safford operation. As of September 30, 2019, approximately $575 million has been incurred for this project, which is on schedule and within budget. The project also advances exposure to a significant sulfide resource. FCX expects to incorporate positive drilling and ongoing results in its future development plans.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	390	349	1,096	1,051
Sales, excluding purchases	395	350	1,084	1,095
Average realized price per pound	$2.65	$2.77	$2.74	$3.02

Molybdenum (millions of recoverable pounds)
Production[a]	8	8	24	23

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.03	$1.98	$2.05	$1.92
By-product credits	(0.22)	(0.26)	(0.25)	(0.23)
Treatment charges	0.11	0.10	0.11	0.10
Unit net cash costs	$1.92	$1.82	$1.91	$1.79

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 395 million pounds in third-quarter 2019 were higher than third-quarter 2018 copper sales volumes of 350 million pounds, primarily reflecting higher leach production and higher mining and milling rates. North America copper sales are estimated to approximate 1.45 billion pounds for the year 2019.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.92 per pound of copper in third-quarter 2019 were higher than third-quarter 2018 unit net cash costs of $1.82 per pound, primarily reflecting higher mining and milling rates.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.90 per pound of copper for the year 2019, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $12.00 per pound for fourth-quarter 2019. The impact of price changes during fourth-quarter 2019 on North America's average unit net cash costs for the year 2019 would approximate $0.01 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies and have continued to perform well. Debottlenecking projects and additional initiatives to enhance operating rates continue to be advanced.
FCX continues to evaluate a large-scale expansion at El Abra to process additional sulfide material and to achieve higher recoveries. El Abra's large sulfide resource could potentially support a major mill project similar to facilities constructed at Cerro Verde. Technical and economic studies continue to be advanced to determine the optimal scope and timing for the project.

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Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018		2019	2018
Copper (millions of recoverable pounds)
Production	283	325		863	931
Sales	261	326		838	928
Average realized price per pound	$2.61	$2.80		$2.67	$2.93

Molybdenum (millions of recoverable pounds)
Production[a]	6	7		21	20

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.89	$1.84	[c]	$1.84	$1.80	[c]
By-product credits	(0.26)	(0.23)		(0.29)	(0.24)
Treatment charges	0.17	0.20		0.18	0.20
Royalty on metals	0.01	—		0.01	—
Unit net cash costs	$1.81	$1.81		$1.74	$1.76

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

c.	Includes charges totaling $0.21 per pound of copper in third-quarter 2018 and $0.07 per pound of copper for the first nine months of 2018 associated with Cerro Verde's three-year CLA.
South America's consolidated copper sales volumes of 261 million pounds in third-quarter 2019 were lower than third-quarter 2018 copper sales volumes of 326 million pounds reflecting lower ore grades and recovery rates at Cerro Verde and the timing of shipments. Third-quarter 2019 production and sales were impacted by protests in Peru associated with an unaffiliated copper development project that blocked access to the shipping ports and main transportation routes, mill maintenance activities and mine sequencing changes at Cerro Verde that delayed access to higher grade material. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2019.
Average unit net cash costs (net of by-product credits) for South America mining were $1.81 per pound of copper in both third-quarter 2019 and 2018. Excluding third-quarter 2018 charges for Cerro Verde's three-year CLA, average unit net cash costs (net of by-product credits) for South America were higher in third-quarter 2019, primarily reflecting lower copper sales volumes.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.73 per pound of copper for the year 2019, based on current sales volume and cost estimates and assuming an average price of $12.00 per pound of molybdenum for fourth-quarter 2019.
In September 2019, El Abra and its two workers' unions signed new CLAs, which expire on April 30, 2023.

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Indonesia Mining. PT-FI's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. PT-FI is consolidated in FCX's financial statements. As a result of the December 2018 transaction regarding PT-FI's long-term mining rights and share ownership, FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022.
Operating and Development Activities. PT-FI continues to mine the final stages of the Grasberg open pit and currently expects to complete mining in the open pit in fourth-quarter 2019, subject to geotechnical conditions.
PT-FI has commenced production from its significant underground ore bodies and continues to achieve important milestones to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit. PT-FI's estimated annual capital spending on underground mine development projects is expected to average $0.8 billion per year for the four-year period 2019 through 2022, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $0.95 billion per year for the four-year period 2019 through 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity. Considering the long-term nature and size of these projects, actual costs could vary from these estimates.
Grasberg Block Cave. PT-FI has commenced extraction of ore from the Grasberg Block Cave underground mine, which is the same ore body historically mined from the surface in the Grasberg open pit. Undercutting, drawbell construction and ore extraction activities in the Grasberg Block Cave underground mine continue to meet or exceed expectations. Ore extraction from the Grasberg Block Cave underground mine averaged 10,600 metric tons of ore per day in third-quarter 2019 and is expected to ramp up to 16,000 metric tons of ore per day by the end of 2019. Monitoring data on cave propagation in the Grasberg Block Cave underground mine is providing confidence in growing production rates over time. As existing drawpoints mature and additional drawpoints are added, cave expansion is expected to accelerate production rates from an average of 30,000 metric tons of ore per day in 2020 to 130,000 metric tons of ore per day in 2023 from five production blocks spanning 335,000 square meters.
Deep Mill Level Zone (DMLZ). The DMLZ underground mine, located east of the Grasberg ore body and below the Deep Ore Zone (DOZ) underground mine, has continued its ramp up of production. Hydraulic fracturing operations have been effective in managing rock stresses and pre-conditioning the cave following mining-induced seismic activity experienced in 2017 and 2018. Ore extraction continues to exceed expectations, averaging 9,800 metric tons of ore per day in third-quarter 2019. During third-quarter 2019, PT-FI elected to temporarily slow undercutting rates in one of the DMLZ production blocks until the desired cave shape was achieved. Undercutting re-commenced in September 2019. Ore extraction is expected to ramp up to 11,000 metric tons of ore per day by the end of 2019. Ongoing hydraulic fracturing operations combined with continued undercutting and drawbell openings in the two production blocks are expected to expand the cave, supporting higher production rates that are expected to average 28,000 metric tons of ore per day in 2020 and 80,000 metric tons of ore per day in 2022 from three production blocks.
Results to date from the Grasberg Block Cave and DMLZ underground mine are positive and in line with long-term plans to reach full production rates. Because of the nature of block caving, estimates of timing of future production from PT-FI's underground ore bodies will continue to be reviewed and may be modified as additional information becomes available.
Indonesian Smelter. In connection with the extension of PT-FI's mining rights from 2031 to 2041, PT-FI committed to construct a new smelter in Indonesia by December 21, 2023. A site for the new smelter has been selected and ground preparation is in progress. Engineering and front-end engineering and design for the selected process technology are ongoing, with construction of the smelter expected to begin in 2020. The preliminary capital cost estimate for the project approximates $3 billion, and PT-FI is pursuing financing and commercial arrangements for this project. The economics of PT-FI’s share of the new smelter will be shared by PT-FI’s shareholders according to their respective share ownership percentages.

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Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Copper (millions of recoverable pounds)
Production	191	332	461	990
Sales	139	368	464	1,003
Average realized price per pound	$2.59	$2.81	$2.70	$2.93

Gold (thousands of recoverable ounces)
Production	329	754	645	2,089
Sales	239	831	659	2,105
Average realized price per ounce	$1,487	$1,191	$1,380	$1,248

Unit net cash costs (credits) per pound of copper[a]
Site production and delivery, excluding adjustments	$2.44	$1.40	$3.00	$1.36
Gold and silver credits	(2.64)	(2.72)	(2.02)	(2.69)
Treatment charges	0.25	0.26	0.27	0.26
Export duties	0.05	0.14	0.07	0.15
Royalty on metals	0.17	0.20	0.15	0.21
Unit net cash costs (credits)	$0.27	$(0.72)	$1.47	$(0.71)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."

PT-FI's consolidated sales of 139 million pounds of copper and 239 thousand ounces of gold in third-quarter 2019 were lower than third-quarter 2018 consolidated sales of 368 million pounds of copper and 831 thousand ounces of gold, reflecting anticipated lower mill rates and ore grades as it transitions mining from the open pit to underground and timing of shipments.
On September 12, 2019, PT-FI received approval from the Indonesian government to increase its export quota from approximately 180,000 dry metric tons (DMT) of concentrate to approximately 680,000 DMT for the current export period, which expires March 8, 2020.
Consolidated sales volumes from PT-FI are expected to approximate 0.6 billion pounds of copper and 860 thousand ounces of gold in 2019. PT-FI will continue to monitor geotechnical conditions to determine the extent of mining in the Grasberg open pit. As PT-FI transitions mining from the open pit to underground, metal production is currently expected to improve significantly by 2021.
Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs can vary significantly from quarter to quarter depending on copper and gold volumes. PT-FI's unit net cash costs (including gold and silver credits) of $0.27 per pound of copper in third-quarter 2019, compared with unit net cash credits of $0.72 per pound in third-quarter 2018, primarily reflected lower copper and gold volumes.
Assuming an average gold price of $1,500 per ounce for fourth-quarter 2019 and achievement of current sales volume and cost estimates, unit net cash costs (including gold and silver credits) for PT-FI are expected to approximate $1.53 per pound of copper for the year 2019 (including $1.61 per pound of copper for fourth-quarter 2019). The impact of price changes during fourth-quarter 2019 on PT-FI's average unit net cash costs for the year 2019 would approximate $0.03 per pound for each $50 per ounce change in the average price of gold.
PT-FI's projected sales volumes and unit net cash costs for the year 2019 are dependent on a number of factors, including operational performance, mine sequencing changes and timing of shipments.
PT-FI and union officials commenced discussions for a new two-year labor agreement. The existing agreement, which expired in September 2019, will continue in effect until a new agreement is consummated.

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Molybdenum Mines. FCX has two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 7 million pounds of molybdenum in third-quarter 2019 and 8 million pounds in third-quarter 2018. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines and from FCX's North America and South America copper mines.
Unit net cash costs for the Molybdenum mines of $11.64 per pound of molybdenum in third-quarter 2019 were higher than third-quarter 2018 unit net cash costs of $9.02 per pound, primarily reflecting lower volumes. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $10.50 per pound of molybdenum for the year 2019.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII, which are available on FCX's website, "fcx.com."
Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. A drilling program to further delineate the Lone Star resource continues to indicate significant additional mineralization in this district, with higher ore grades than FCX's other North America copper mines. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending is expected to approximate $80 million for the year 2019.
CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $224 million (net of $146 million of working capital uses and timing of other tax payments) in third-quarter 2019 and $1.3 billion (including $135 million of working capital sources and timing of other tax payments) for the first nine months of 2019.
Based on current sales volume and cost estimates, and assuming average prices of $2.60 per pound of copper, $1,500 per ounce of gold and $12.00 per pound of molybdenum for fourth-quarter 2019, FCX's consolidated operating cash flows are estimated to approximate $1.6 billion (including $0.2 billion of working capital sources and changes in timing of other tax payments) for the year 2019. The impact of price changes during fourth-quarter 2019 on operating cash flows would approximate $90 million for each $0.10 per pound change in the average price of copper, $10 million for each $50 per ounce change in the average price of gold and $15 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $0.7 billion in third-quarter 2019 (including approximately $0.3 billion for major mining projects) and $1.9 billion for the first nine months of 2019 (including approximately $1.1 billion for major mining projects).
Capital expenditures are expected to approximate $2.6 billion for the year 2019, including $1.6 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star copper leach project, and exclude estimates associated with the new smelter in Indonesia. A large portion of the capital expenditures relate to projects that are expected to add significant production and cash flow in future periods, enabling FCX to generate operating cash flows exceeding capital expenditures in future years. FCX has cash on hand and the financial flexibility to fund these expenditures and will continue to be disciplined in deploying capital.

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Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at September 30, 2019 (in billions):

Cash at domestic companies	$1.3
Cash at international operations	0.9
Total consolidated cash and cash equivalents	2.2
Noncontrolling interests' share	(0.3)
Cash, net of noncontrolling interests' share	$1.9
Withholding taxes	—	[a]
Net cash available	$1.9

a.	Rounds to less than $0.1 billion.
Debt. At September 30, 2019, FCX's consolidated debt totaled $9.9 billion, with a related weighted-average interest rate of 4.6 percent. FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility at September 30, 2019.
On August 15, 2019, FCX completed the sale of $1.2 billion of senior notes, consisting of $600 million aggregate principal amount of 5.00% Senior Notes due 2027 and $600 million aggregate principal amount of 5.25% Senior Notes due 2029. FCX used the net proceeds from the senior notes offering to fund its previously announced make-whole redemption of all of its outstanding 6.875% Senior Notes due 2023, and the concurrent tender offers to purchase a portion of its 4.00% Senior Notes due 2021 and its 3.55% Senior Notes due 2022. As a result of the redemption and tender offers, FCX recorded a third-quarter 2019 loss on early extinguishment of debt totaling $21 million. The new financing and related redemption and tender offers resulted in a slight reduction in FCX's weighted-average interest rate on its senior notes from 4.7 percent to 4.6 percent and extended the weighted-average maturity from approximately 9 years to approximately 10 years.

FINANCIAL POLICY
On September 25, 2019, FCX declared a quarterly cash dividend of $0.05 per share on its common stock, which will be paid on November 1, 2019, to shareholders of record as of October 15, 2019. The declaration of dividends is at the discretion of the Board of Directors (Board) and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's third-quarter 2019 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, November 22, 2019.
-----------------------------------------------------------------------------------------------------------
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."

Freeport-McMoRan	10

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; FCX's expectations regarding its share of PT-FI's net (loss) income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; PT-FI's compliance with environmental standards under the framework established by Indonesia's Ministry of Environment and Forestry; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's extension of PT-FI's export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's special mining license (IUPK) to extend mining rights from 2031 through 2041; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as adjusted net (loss) income and unit net cash costs (credits) per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	11

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended September 30,
	2019	2018	2019		2018
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	200	170	199		174
Bagdad (100%)	58	45	59		47
Safford (100%)	28	32	29		31
Sierrita (100%)	42	36	43		36
Miami (100%)	4	4	4		3
Chino (100%)	46	46	48		45
Tyrone (100%)	12	15	13		14
Other (100%)	—	1	—		—
Total North America	390	349	395		350

South America
Cerro Verde (53.56%)	234	275	217		280
El Abra (51%)	49	50	44		46
Total South America	283	325	261		326

Indonesia
Grasberg (48.76%)[b]	191	332	139		368
Total	864	1,006	795	[c]	1,044	[c]
Less noncontrolling interests	168	183	149		186
Net	696	823	646		858

Average realized price per pound			$2.62		$2.80

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	6	4		6
Indonesia (48.76%)[b]	329	754	239		831
Consolidated	333	760	243		837
Less noncontrolling interests	61	70	45		77
Net	272	690	198		760

Average realized price per ounce			$1,487		$1,191

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	2	3	N/A		N/A
Climax (100%)	5	5	N/A		N/A
North America copper mines (100%)[a]	8	8	N/A		N/A
Cerro Verde (53.56%)	6	7	N/A		N/A
Consolidated	21	23	22		22
Less noncontrolling interests	3	3	3		2
Net	18	20	19		20

Average realized price per pound			$12.89		$12.40

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Effective December 21, 2018, FCX's share ownership in PT Freeport Indonesia (PT-FI) is 48.76 percent. FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 79 million pounds in third-quarter 2019 and 93 million pounds in third-quarter 2018.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
	2019	2018	2019		2018
MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	548	521	536		544
Bagdad (100%)	170	142	168		146
Safford (100%)	84	94	85		99
Sierrita (100%)	117	113	116		118
Miami (100%)	11	12	11		12
Chino (100%)	129	126	130		133
Tyrone (100%)	37	41	38		42
Other (100%)	—	2	—		1
Total North America	1,096	1,051	1,084		1,095

South America
Cerro Verde (53.56%)	734	780	713		780
El Abra (51%)	129	151	125		148
Total South America	863	931	838		928

Indonesia
Grasberg (48.76%)[b]	461	990	464		1,003
Total	2,420	2,972	2,386	[c]	3,026	[c]
Less noncontrolling interests	490	529	480		528
Net	1,930	2,443	1,906		2,498

Average realized price per pound			$2.71		$2.96

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	14	16	15		18
Indonesia (48.76%)[b]	645	2,089	659		2,105
Consolidated	659	2,105	674		2,123
Less noncontrolling interests	121	195	124		197
Net	538	1,910	550		1,926

Average realized price per ounce			$1,380		$1,249

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	10	10	N/A		N/A
Climax (100%)	14	16	N/A		N/A
North America (100%)[a]	24	23	N/A		N/A
Cerro Verde (53.56%)	21	20	N/A		N/A
Consolidated	69	69	68		70
Less noncontrolling interests	10	9	10		9
Net	59	60	58		61

Average realized price per pound			$12.92		$12.41

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Effective December 21, 2018, FCX's share ownership in PT-FI is 48.76 percent. FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 310 million pounds for the first nine months of 2019 and 257 million pounds for the first nine months of 2018.

II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	756,900	657,600	753,400	673,800
Average copper ore grade (percent)	0.24	0.22	0.23	0.25
Copper production (millions of recoverable pounds)	270	242	741	723

Mill Operations
Ore milled (metric tons per day)	337,700	297,800	324,600	297,900
Average ore grades (percent):
Copper	0.33	0.34	0.34	0.35
Molybdenum	0.02	0.03	0.02	0.02
Copper recovery rate (percent)	88.5	87.4	87.9	88.1
Production (millions of recoverable pounds):
Copper	198	173	569	531
Molybdenum	8	8	25	24

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	257,300	194,400	205,300	203,100
Average copper ore grade (percent)	0.36	0.34	0.36	0.32
Copper production (millions of recoverable pounds)	70	72	192	214

Mill Operations
Ore milled (metric tons per day)	381,200	383,900	391,800	384,800
Average ore grades (percent):
Copper	0.35	0.39	0.36	0.39
Molybdenum	0.02	0.02	0.02	0.01
Copper recovery rate (percent)	81.5	86.1	83.5	83.2
Production (millions of recoverable pounds):
Copper	213	253	671	717
Molybdenum	6	7	21	20

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg open pit[a]	70,000	149,500	75,500	141,100
Deep Ore Zone underground mine[b]	24,500	31,000	25,300	33,200
Deep Mill Level Zone underground mine[b]	9,800	2,500	8,100	2,600
Grasberg Block Cave underground mine[b]	10,600	3,700	7,700	3,800
Big Gossan underground mine[b]	7,000	3,900	6,000	3,400
Total	121,900	190,600	122,600	184,100
Average ore grades:
Copper (percent)	0.92	1.00	0.77	1.06
Gold (grams per metric ton)	1.23	1.77	0.85	1.73
Recovery rates (percent):
Copper	89.4	92.4	87.6	92.4
Gold	75.6	85.7	73.5	85.5
Production (recoverable):
Copper (millions of pounds)	191	337	461	1,030
Gold (thousands of ounces)	329	817	645	2,306

100% Molybdenum Mines
Ore milled (metric tons per day)	36,100	29,400	33,000	27,100
Average molybdenum ore grade (percent)	0.12	0.17	0.14	0.18
Molybdenum production (millions of recoverable pounds)	7	8	24	26

a. Includes ore from related stockpiles.

b. Reflects ore extracted, including ore from development activities that result in metal production.

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In Millions, Except Per Share Amounts)
Revenues[a]	$3,308	$4,908	$10,646	$14,944
Cost of sales:
Production and delivery[b]	2,665	3,069	8,584	8,790
Depreciation, depletion and amortization	322	458	1,021	1,351
Metals inventory adjustments	41	—	100	2
Total cost of sales	3,028	3,527	9,705	10,143
Selling, general and administrative expenses	106	101	315	341
Mining exploration and research expenses	25	27	83	72
Environmental obligations and shutdown costs	20	8	85	76
Net loss (gain) on sales of assets	12	(70)	(13)	(126)
Total costs and expenses	3,191	3,593	10,175	10,506
Operating income	117	1,315	471	4,438
Interest expense, net[c]	(123)	(143)	(401)	(436)
Net (loss) gain on early extinguishment of debt	(21)	—	(27)	8
Other income, net	33	14	52	63	[d]
Income from continuing operations before income taxes and equity in affiliated companies' net earnings	6	1,186	95	4,073
Provision for income taxes[e]	(150)	(522)	(240)	(1,543)
Equity in affiliated companies' net earnings	5	4	7	5
Net (loss) income from continuing operations	(139)	668	(138)	2,535
Net gain (loss) from discontinued operations	1	(4)	2	(19)
Net (loss) income	(138)	664	(136)	2,516
Net loss (income) attributable to noncontrolling interests[f]	7	(108)	(36)	(399)
Net (loss) income attributable to common stockholders[g]	$(131)	$556	$(172)	$2,117

Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(0.09)	$0.38	$(0.12)	$1.46
Discontinued operations	—	—	—	(0.01)
	$(0.09)	$0.38	$(0.12)	$1.45

Weighted-average common shares outstanding:
Basic	1,452	1,450	1,451	1,449
Diluted	1,452	1,458	1,451	1,458

Dividends declared per share of common stock	$0.05	$0.05	$0.15	$0.15

a.
Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page IX.

b.	Includes PT-FI charges, an environmental-related litigation reserve and other net (charges) credits, which are summarized in the supplemental schedule, "Adjusted Net (Loss) Income," on page VII.

c.
Consolidated interest costs (before capitalization) totaled $163 million in third-quarter 2019, $167 million in third-quarter 2018, $508 million for the first nine months of 2019 and $508 million for the first nine months of 2018.

d.	Includes interest received with the refund of PT-FI's prior years' tax receivables. Refer to the supplemental schedule, "Adjusted Net (Loss) Income," on page VII.

e.	For a summary of FCX's provision for income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.

f.
Includes noncontrolling interest impacts associated with tax charges to record deferred taxes for historical balances in accordance with tax accounting guidance. Refer to the supplemental schedule, "Income Taxes," on page VIII.

g.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX.

IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2019	December 31, 2018
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,247	$4,217
Trade accounts receivable	731	829
Income and other tax receivables	269	493
Inventories:
Materials and supplies, net	1,619	1,528
Mill and leach stockpiles	1,302	1,453
Product	1,513	1,778
Other current assets	669	422
Total current assets	8,350	10,720
Property, plant, equipment and mine development costs, net	29,330	28,010
Long-term mill and leach stockpiles	1,300	1,314
Other assets	2,085	2,172
Total assets	$41,065	$42,216

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,725	$2,625
Current portion of environmental and asset retirement obligations	488	449
Dividends payable	73	73
Accrued income taxes	70	165
Current portion of debt	4	17
Total current liabilities	3,360	3,329
Long-term debt, less current portion	9,915	11,124
Deferred income taxes	4,292	4,032
Environmental and asset retirement obligations, less current portion	3,558	3,609
Other liabilities	2,302	2,230
Total liabilities	23,427	24,324

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	25,880	26,013
Accumulated deficit	(12,213)	(12,041)
Accumulated other comprehensive loss	(570)	(605)
Common stock held in treasury	(3,735)	(3,727)
Total stockholders' equity	9,520	9,798
Noncontrolling interests[a]	8,118	8,094
Total equity	17,638	17,892
Total liabilities and equity	$41,065	$42,216

a.
Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
	(In Millions)
Cash flow from operating activities:
Net (loss) income	$(136)	$2,516
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,021	1,351
Metals inventory adjustments	100	2
Net gain on sales of assets	(13)	(126)
Stock-based compensation	52	70
Net charges for environmental and asset retirement obligations, including accretion	160	206
Payments for environmental and asset retirement obligations	(164)	(179)
Net charges for defined pension and postretirement plans	79	59
Pension plan contributions	(58)	(60)
Net loss (gain) on early extinguishment of debt	27	(8)
Deferred income taxes	119	202
(Gain) loss on discontinued operations	(2)	19
Dividends received from PT Smelting	33	—
Change in long-term mill and leach stockpiles	(5)	54
Charges for PT-FI surface water tax settlement	28	—
Charges for Cerro Verde royalty dispute	40	—
Payments for Cerro Verde royalty dispute	(126)	(32)
Other, net	22	5
Changes in working capital and other tax payments:
Accounts receivable	209	321
Inventories	229	(326)
Other current assets	15	(16)
Accounts payable and accrued liabilities	(45)	(2)
Accrued income taxes and timing of other tax payments	(273)	(131)
Net cash provided by operating activities	1,312	3,925

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(641)	(413)
South America	(176)	(188)
Indonesia	(992)	(695)
Molybdenum mines	(11)	(6)
Other	(97)	(89)
Proceeds from sales of assets	102	10
Intangible water rights and other, net	(10)	(91)
Net cash used in investing activities	(1,825)	(1,472)

Cash flow from financing activities:
Proceeds from debt	1,681	475
Repayments of debt	(2,917)	(2,410)
Cash dividends and distributions paid:
Common stock	(218)	(145)
Noncontrolling interests	(79)	(241)
Contributions from noncontrolling interests	133	—
Stock-based awards net (payments) proceeds	(7)	4
Debt financing costs and other, net	(23)	(23)
Net cash used in financing activities	(1,430)	(2,340)

Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,943)	113
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	4,455	4,710
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$2,512	$4,823

a.	Includes restricted cash and restricted cash equivalents of $265 million at September 30, 2019, and $243 million at September 30, 2018.

VI

Freeport-McMoRan Inc.
ADJUSTED NET (LOSS) INCOME
Adjusted net (loss) income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net (loss) income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net (loss) income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended September 30,
	2019				2018
	Pre-tax		After-tax[a]	Per Share	Pre-tax	After-tax[a]	Per Share
Net (loss) income attributable to common stock	N/A		$(131)	$(0.09)	N/A	$556	$0.38

Metals inventory adjustments	$(41)		$(40)	$(0.03)	$—	$—	$—
Cerro Verde labor agreement	—		—	—	(69)	(22)	(0.02)
Other net charges	(24)	[b]	(13)	(0.01)	(1)	—	—
Net adjustments to environmental obligations and related litigation reserves	(19)	[c]	(19)	(0.01)	(2)	(2)	—
Net (loss) gain on sales of assets[d]	(12)		(12)	(0.01)	70	70	0.05
Net loss on early extinguishment of debt	(21)		(21)	(0.01)	—	—	—
Net tax charges[e]	N/A		(19)	(0.01)	N/A	—	—
Gain (loss) on discontinued operations[f]	1		1	—	(4)	(4)	—
	$(116)		$(123)	$(0.08)	$(6)	$42	$0.03

Adjusted net (loss) income attributable to common stock	N/A		$(8)	$(0.01)	N/A	$514	$0.35

	Nine Months Ended September 30,
	2019				2018
	Pre-tax		After-tax[a]	Per Share	Pre-tax	After-tax[a]	Per Share
Net (loss) income attributable to common stock	N/A		$(172)	$(0.12)	N/A	$2,117	$1.45

Metals inventory adjustments	$(100)		$(67)	$(0.04)	$(2)	$(2)	$—
PT-FI charges	(28)	[g]	(14)	(0.01)	—	—	—
Cerro Verde labor agreement	—		—	—	(69)	(22)	(0.02)
Other net (charges) credits	(48)	[b]	(23)	(0.02)	5	6	—
Net adjustments to environmental obligations and related litigation reserves	(63)	[c]	(63)	(0.04)	(52)	(52)	(0.04)
Net gain on sales of assets[d]	13		13	0.01	126	126	0.09
Net (loss) gain on early extinguishment of debt	(27)		(26)	(0.02)	8	8	0.01
Interest on tax refunds	—		—	—	30	19	0.01
Net tax (charges) credits[e]	N/A		5	—	N/A	5	—
Gain (loss) on discontinued operations[f]	2		2	—	(19)	(19)	(0.01)
	$(251)		$(173)	$(0.12)	$27	$69	$0.04

Adjusted net income attributable to common stock	N/A		$1	$—	N/A	$2,048	$1.41

a.	Reflects impact to FCX net (loss) income attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.
The third quarter and first nine months of 2019 included asset impairment charges and prior period adjustments to PT-FI export duties for final assays. The first nine months of 2019 also included charges associated with weather-related issues at El Abra and for oil and gas inventory adjustments, partly offset by a credit for an asset retirement obligation adjustment.

c.	Includes a charge to production and delivery costs totaling $15 million related to Louisiana coastal erosion litigation.

d.
Includes adjustments to the fair value of the potential contingent consideration related to the 2016 sale of onshore California oil and gas properties, which will continue to be adjusted through December 31, 2020. FCX would receive additional contingent consideration related to this transaction consisting of $50 million per year for 2019 and 2020 if the price of Brent crude oil averages over $70 per barrel in each of these calendar years. The first nine months of 2019 also included a $20 million gain on sales of oil and gas assets.

e.	Refer to "Income Taxes" on page VIII for further discussion of net tax (charges) credits.

f.
Primarily reflects adjustments to the estimated fair value of contingent consideration related to the 2016 sale of FCX’s interest in TF Holdings Limited, which will continue to be adjusted through December 31, 2019.

g.	Reflects an adjustment to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax (provision) benefit (in millions, except percentages):

	Three Months Ended September 30,
	2019					2018
				Income Tax
	Income	Effective		(Provision)			Effective	Income Tax
	(Loss)[a]	Tax Rate		Benefit		Income[a]	Tax Rate	(Provision)
U.S.[b]	$(201)	3%		$7	[c]	$28	21%	$(6)
South America	41	80%		(33)		107	39%	(42)
Indonesia	148	34%		(51)	[d]	1,037	41%	(424)
Adjustment to deferred taxes[e]	—	N/A		(57)		—	N/A	—
Eliminations and other	18	N/A		(20)		14	N/A	(6)
Rate adjustment[f]	—	N/A		4		—	N/A	(44)
Continuing operations	$6	N/A	[g]	$(150)		$1,186	44%	$(522)

	Nine Months Ended September 30,
	2019					2018
				Income Tax				Income Tax
	Income	Effective		(Provision)			Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		Income[a]	Tax Rate	Benefit
U.S.[b]	$(384)	7%		$26	[c]	$339	(1)%	$3	[h]
South America	335	44%		(149)		566	39%	(222)
Indonesia	135	37%		(50)	[d]	2,982	42%	(1,254)
Adjustment to deferred taxes[e]	—	N/A		(49)		—	N/A	—
Eliminations and other	9	N/A		(31)		186	N/A	(37)
Rate adjustment[f]	—	N/A		13		—	N/A	(33)
Continuing operations	$95	N/A	[g,i]	$(240)		$4,073	38%	$(1,543)

a.	Represents (loss) income from continuing operations before income taxes and equity in affiliated companies' net earnings.

b.
In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.

c.
The third quarter and first nine months of 2019 include a tax credit of $6 million associated with the settlement of state income tax examinations. The first nine months of 2019 also includes tax credits totaling $18 million primarily associated with state law changes.

d.
The third quarter and first nine months of 2019 include a tax charge of $5 million ($4 million net of noncontrolling interest) for non-deductible penalties related to PT-FI's surface water tax settlement.

e.
Includes net tax charges totaling $57 million ($21 million net of noncontrolling interests) in third quarter 2019 and $49 million ($15 million net of noncontrolling interests) for the first nine months of 2019 primarily to adjust deferred taxes on historical balance sheet items in accordance with tax accounting principles.

f.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

g.	FCX's consolidated effective tax rate for the third quarter and first nine months of 2019 is not meaningful.

h.	The first nine months of 2018 includes a tax credit of $5 million associated with the settlement of a state income tax examination.

i.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction. Because FCX's U.S. jurisdiction generated net losses in the first nine months of 2019 that will not result in a realized tax benefit, applicable accounting rules require FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.

Assuming achievement of current sales volume and cost estimates and average prices of $2.60 per pound for copper, $1,500 per ounce for gold and $12.00 per pound for molybdenum for fourth-quarter 2019, FCX estimates its consolidated effective tax rate for the year 2019 would approximate 180 percent (comprised of an estimated effective rate of 61 percent on South America income, 51 percent on Indonesia income and 0 percent for the U.S.). Variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Because of FCX's U.S. tax position, it does not record a financial statement impact for income or losses generated in the U.S., therefore, the consolidated effective tax rate is generally higher than the international rates at lower copper prices and lower than international rates at higher copper prices.

VIII

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS
For the first nine months of 2019, FCX's mined copper was sold 56 percent in concentrate, 22 percent as cathode and 22 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $2.63 per pound during third-quarter 2019 and settled at $2.60 per pound on September 30, 2019. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $2.62 per pound in third-quarter 2019. Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended September 30,
	2019			2018
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(42)	$(15)	$(57)	$(111)	$18	$(93)
Net income attributable to common stock	$(17)	$(8)	$(25)	$(48)	$6	$(42)
Net income per share of common stock	$(0.01)	$(0.01)	$(0.02)	$(0.03)	$—	$(0.03)

a.	Reflects adjustments to prior period provisionally priced copper sales at June 30, 2019 and 2018.

b.	Reflects adjustments to provisionally priced copper sales in the third quarters of 2019 and 2018.

	Nine Months Ended September 30,
	2019			2018
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$58	$(115)	$(57)	$(70)	$(172)	$(242)
Net income attributable to common stock	$23	$(52)	$(29)	$(31)	$(75)	$(106)
Net income per share of common stock	$0.02	$(0.04)	$(0.02)	$(0.02)	$(0.05)	$(0.07)

a.	Reflects adjustments to provisionally priced copper sales at December 31, 2018 and 2017.

b.	Reflects adjustments to provisionally priced copper sales for the first nine months of 2019 and 2018.
At September 30, 2019, FCX had provisionally priced copper sales at its copper mining operations totaling 249 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.59 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $9 million effect on 2019 net income attributable to common stock. The LME copper price settled at $2.63 per pound on October 22, 2019.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to operating income totaling $4 million ($4 million to net income attributable to common stock) in third-quarter 2019, $40 million ($24 million to net income attributable to common stock) in third-quarter 2018, $24 million ($20 million to net income attributable to common stock) for the first nine months of 2019 and $13 million ($4 million to net income attributable to common stock) for the first nine months of 2018. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $39 million at September 30, 2019. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

IX

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended September 30, 2019
Revenues:
Unaffiliated customers	$61	$19	$80	$504	$117	$621	$643	[a]	$—	$1,104	$437	$423	[b]	$3,308
Intersegment	462	598	1,060	65	—	65	—		90	8	—	(1,223)		—
Production and delivery	377	519	896	417	111	528	399		85	1,111	421	(775)		2,665
Depreciation, depletion and amortization	45	46	91	93	16	109	77		16	2	7	20		322
Metals inventory adjustments	1	37	38	2	—	2	—		1	—	—	—		41
Selling, general and administrative expenses	1	1	2	2	—	2	31		—	—	5	66		106
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	25		25
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	20		20
Net loss on sales of assets	—	—	—	—	—	—	—		—	—	—	12		12
Operating income (loss)	99	14	113	55	(10)	45	136		(12)	(1)	4	(168)		117

Interest expense, net	—	1	1	25	—	25	1		—	—	5	91		123
Provision for (benefit from) income taxes	—	—	—	29	4	33	51		—	—	(1)	67		150
Total assets at September 30, 2019	2,943	5,005	7,948	8,500	1,723	10,223	16,569		1,786	236	680	3,623		41,065
Capital expenditures	61	163	224	61	7	68	334		5	1	9	25		666

Three Months Ended September 30, 2018
Revenues:
Unaffiliated customers	$30	$2	$32	$687	$122	$809	$1,703	[a]	$—	$1,212	$579	$573	[b]	$4,908
Intersegment	467	587	1,054	71	—	71	61		101	8	—	(1,295)		—
Production and delivery	304	485	789	519	105	624	522		76	1,215	559	(716)		3,069
Depreciation, depletion and amortization	43	45	88	122	20	142	181		20	3	6	18		458
Selling, general and administrative expenses	1	—	1	3	—	3	29		—	—	5	63		101
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	26		27
Environmental obligations and shutdown costs	—	2	2	—	—	—	—		—	—	—	6		8
Net gain on sale of assets	—	—	—	—	—	—	—		—	—	—	(70)		(70)
Operating income (loss)	149	56	205	114	(3)	111	1,032		5	2	9	(49)		1,315

Interest expense, net	1	—	1	15	—	15	—		—	—	7	120		143
Provision for (benefit from) income taxes	—	—	—	37	5	42	424		—	—	—	56		522
Total assets at September 30, 2018	2,826	4,465	7,291	8,613	1,709	10,322	11,764		1,808	284	835	5,445		37,749
Capital expenditures	63	118	181	47	3	50	246		4	1	3	22		507

a.	Includes PT-FI's sales to PT Smelting totaling $475 million in third-quarter 2019 and $827 million in third-quarter 2018.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Nine Months Ended September 30, 2019
Revenues:
Unaffiliated customers	$89	$183	$272	$1,793	$343	$2,136	$1,931	[a]	$—	$3,403	$1,554	$1,350	[b]	$10,646
Intersegment	1,411	1,611	3,022	262	—	262	57		290	18	5	(3,654)		—
Production and delivery	1,020	1,443	2,463	1,311	337	1,648	1,509		234	3,415	1,488	(2,173)		8,584
Depreciation, depletion and amortization	128	133	261	294	48	342	281		50	7	21	59		1,021
Metals inventory adjustments	1	38	39	2	—	2	—		1	—	—	58		100
Selling, general and administrative expenses	2	2	4	6	—	6	91		—	—	15	199		315
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	82		83
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	85		85
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(13)		(13)
Operating income (loss)	349	177	526	442	(42)	400	107		5	(1)	35	(601)		471

Interest expense, net	2	1	3	79	—	79	2		—	—	17	300		401
Provision for (benefit from) income taxes	—	—	—	159	(10)	149	50		—	—	2	39		240
Capital expenditures	172	469	641	160	16	176	992		11	3	18	76		1,917

Nine Months Ended September 30, 2018
Revenues:
Unaffiliated customers	$58	$30	$88	$2,031	$443	$2,474	$4,863	[a]	$—	$3,984	$1,758	$1,777	[b]	$14,944
Intersegment	1,636	1,917	3,553	273	—	273	114		307	24	2	(4,273)		—
Production and delivery	892	1,475	2,367	1,391	354	1,745	1,404		214	3,992	1,694	(2,626)		8,790
Depreciation, depletion and amortization	133	141	274	336	66	402	534		60	8	20	53		1,351
Metals inventory adjustments	—	2	2	—	—	—	—		—	—	—	—		2
Selling, general and administrative expenses	3	2	5	7	—	7	96		—	—	16	217		341
Mining exploration and research expenses	—	2	2	—	—	—	—		—	—	—	70		72
Environmental obligations and shutdown costs	—	2	2	—	—	—	—		—	—	—	74		76
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(126)		(126)
Operating income (loss)	666	323	989	570	23	593	2,943		33	8	30	(158)		4,438

Interest expense, net	3	—	3	48	—	48	—		—	—	18	367		436
Provision for income taxes	—	—	—	207	15	222	1,254		—	—	1	66		1,543
Capital expenditures	151	262	413	178	10	188	695		6	3	10	76		1,391

a.	Includes PT-FI's sales to PT Smelting totaling $1.4 billion for the first nine months of 2019 and $2.1 billion for the first nine months of 2018.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,044	$1,044	$93	$20	$1,157
Site production and delivery, before net noncash and other costs shown below	800	742	72	12	826
By-product credits	(87)	—	—	—	—
Treatment charges	44	43	—	1	44
Net cash costs	757	785	72	13	870
Depreciation, depletion and amortization (DD&A)	90	83	6	1	90
Metals inventory adjustments	38	38	—	—	38
Noncash and other costs, net	31	27	3	1	31
Total costs	916	933	81	15	1,029
Other revenue adjustments, primarily for pricing on prior period open sales	(11)	(11)	—	—	(11)
Gross profit	$117	$100	$12	$5	$117

Copper sales (millions of recoverable pounds)	394	394
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.65	$2.65	$11.98
Site production and delivery, before net noncash and other costs shown below	2.03	1.88	9.28
By-product credits	(0.22)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.92	1.99	9.28
DD&A	0.22	0.22	0.76
Metals inventory adjustments	0.10	0.10	—
Noncash and other costs, net	0.08	0.06	0.45
Total unit costs	2.32	2.37	10.49
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)	(0.03)	—
Gross profit per pound	$0.30	$0.25	$1.49

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,157	$826	$90	$38
Treatment charges	(16)	28	—	—
Noncash and other costs, net	—	31	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(11)	—	—	—
Eliminations and other	10	11	1	—
North America copper mines	1,140	896	91	38
Other mining[c]	2,968	2,544	211	3
Corporate, other & eliminations	(800)	(775)	20	—
As reported in FCX's consolidated financial statements	$3,308	$2,665	$322	$41

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$971	$971	$93	$24	$1,088
Site production and delivery, before net noncash and other costs shown below	695	628	79	15	722
By-product credits	(90)	—	—	—	—
Treatment charges	35	34	—	1	35
Net cash costs	640	662	79	16	757
DD&A	88	80	6	2	88
Noncash and other costs, net	26	23	2	1	26
Total costs	754	765	87	19	871
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$210	$199	$6	$5	$210

Copper sales (millions of recoverable pounds)	350	350
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.77	$2.77	$11.54
Site production and delivery, before net noncash and other costs shown below	1.98	1.79	9.76
By-product credits	(0.26)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.82	1.89	9.76
DD&A	0.25	0.23	0.80
Noncash and other costs, net	0.08	0.06	0.29
Total unit costs	2.15	2.18	10.85
Other revenue adjustments, primarily for pricing on prior period open sales	(0.02)	(0.02)	—
Gross profit per pound	$0.60	$0.57	$0.69

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,088	$722	$88
Treatment charges	(6)	29	—
Noncash and other costs, net	—	26	—
Other revenue adjustments, primarily for pricing on prior period open sales	(7)	—	—
Eliminations and other	11	12	—
North America copper mines	1,086	789	88
Other mining[c]	4,544	2,996	352
Corporate, other & eliminations	(722)	(716)	18
As reported in FCX's consolidated financial statements	$4,908	$3,069	$458

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$2,964	$2,964	$284	$63	$3,311
Site production and delivery, before net noncash and other costs shown below	2,216	2,030	226	39	2,295
By-product credits	(268)	—	—	—	—
Treatment charges	120	116	—	4	120
Net cash costs	2,068	2,146	226	43	2,415
DD&A	260	237	18	5	260
Metals inventory adjustments	39	39	—	—	39
Noncash and other costs, net	64	55	7	2	64
Total costs	2,431	2,477	251	50	2,778
Other revenue adjustments, primarily for pricing on prior period open sales	4	4	—	—	4
Gross profit	$537	$491	$33	$13	$537

Copper sales (millions of recoverable pounds)	1,084	1,084
Molybdenum sales (millions of recoverable pounds)[a]			24

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.74	$2.74	$12.03
Site production and delivery, before net noncash and other costs shown below	2.05	1.87	9.56
By-product credits	(0.25)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.91	1.98	9.56
DD&A	0.24	0.22	0.75
Metals inventory adjustments	0.04	0.04	—
Noncash and other costs, net	0.05	0.05	0.29
Total unit costs	2.24	2.29	10.60
Other revenue adjustments, primarily for pricing on prior period open sales	—	—	—
Gross profit per pound	$0.50	$0.45	$1.43

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$3,311	$2,295	$260	$39
Treatment charges	(48)	72	—	—
Noncash and other costs, net	—	64	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	4	—	—	—
Eliminations and other	27	32	1	—
North America copper mines	3,294	2,463	261	39
Other mining[c]	9,656	8,294	701	3
Corporate, other & eliminations	(2,304)	(2,173)	59	58
As reported in FCX's consolidated financial statements	$10,646	$8,584	$1,021	$100

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$3,301	$3,301	$260	$69	$3,630
Site production and delivery, before net noncash and other costs shown below	2,100	1,933	202	39	2,174
By-product credits	(255)	—	—	—	—
Treatment charges	109	105	—	4	109
Net cash costs	1,954	2,038	202	43	2,283
DD&A	273	250	17	6	273
Metals inventory adjustments	2	2	—	—	2
Noncash and other costs, net	66	61	4	1	66
Total costs	2,295	2,351	223	50	2,624
Other revenue adjustments, primarily for pricing on prior period open sales	(5)	(5)	—	—	(5)
Gross profit	$1,001	$945	$37	$19	$1,001

Copper sales (millions of recoverable pounds)	1,094	1,094
Molybdenum sales (millions of recoverable pounds)[a]			23

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.02	$3.02	$11.53
Site production and delivery, before net noncash and other costs shown below	1.92	1.76	8.93
By-product credits	(0.23)	—	—
Treatment charges	0.10	0.10	—
Unit net cash costs	1.79	1.86	8.93
DD&A	0.25	0.23	0.76
Metals inventory adjustments	—	—	—
Noncash and other costs, net	0.06	0.06	0.18
Total unit costs	2.10	2.15	9.87
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$0.91	$0.86	$1.66

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$3,630	$2,174	$273	$2
Treatment charges	(19)	90	—	—
Noncash and other costs, net	—	66	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(5)	—	—	—
Eliminations and other	35	37	1	—
North America copper mines	3,641	2,367	274	2
Other mining[c]	13,799	9,049	1,024	—
Corporate, other & eliminations	(2,496)	(2,626)	53	—
As reported in FCX's consolidated financial statements	$14,944	$8,790	$1,351	$2

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$681	$681	$80	$761
Site production and delivery, before net noncash and other costs shown below	494	446	61	507
By-product credits	(67)	—	—	—
Treatment charges	45	45	—	45
Royalty on metals	1	1	—	1
Net cash costs	473	492	61	553
DD&A	109	98	11	109
Metals inventory adjustments	2	2	—	2
Noncash and other costs, net	22	20	2	22
Total costs	606	612	74	686
Other revenue adjustments, primarily for pricing on prior period open sales	(29)	(29)	—	(29)
Gross profit	$46	$40	$6	$46

Copper sales (millions of recoverable pounds)	261	261

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.61	$2.61
Site production and delivery, before net noncash and other costs shown below	1.89	1.71
By-product credits	(0.26)	—
Treatment charges	0.17	0.17
Royalty on metals	0.01	—
Unit net cash costs	1.81	1.88
DD&A	0.42	0.38
Metals inventory adjustments	0.01	0.01
Noncash and other costs, net	0.08	0.08
Total unit costs	2.32	2.35
Other revenue adjustments, primarily for pricing on prior period open sales	(0.11)	(0.11)
Gross profit per pound	$0.18	$0.15

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$761	$507	$109	$2
Treatment charges	(45)	—	—	—
Royalty on metals	(1)	—	—	—
Noncash and other costs, net	—	22	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(29)	—	—	—
Eliminations and other	—	(1)	—	—
South America mining	686	528	109	2
Other mining[b]	3,422	2,912	193	39
Corporate, other & eliminations	(800)	(775)	20	—
As reported in FCX's consolidated financial statements	$3,308	$2,665	$322	$41

a.
Includes silver sales of 0.9 million ounces ($16.78 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2018
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$911		$911	$88	$999
Site production and delivery, before net noncash and other costs shown below	599	[b]	549	62	611
By-product credits	(76)		—	—	—
Treatment charges	65		65	—	65
Royalty on metals	2		2	—	2
Net cash costs	590		616	62	678
DD&A	142		130	12	142
Noncash and other costs, net	14		14	—	14
Total costs	746		760	74	834
Other revenue adjustments, primarily for pricing on prior period open sales	(52)		(52)	—	(52)
Gross profit	$113		$99	$14	$113

Copper sales (millions of recoverable pounds)	326		326

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.80		$2.80
Site production and delivery, before net noncash and other costs shown below	1.84	[b]	1.70
By-product credits	(0.23)		—
Treatment charges	0.20		0.20
Royalty on metals	—		—
Unit net cash costs	1.81		1.90
DD&A	0.44		0.40
Noncash and other costs, net	0.04		0.04
Total unit costs	2.29		2.34
Other revenue adjustments, primarily for pricing on prior period open sales	(0.16)		(0.16)
Gross profit per pound	$0.35		$0.30

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$999		$611	$142
Treatment charges	(65)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		14	—
Other revenue adjustments, primarily for pricing on prior period open sales	(52)		—	—
Eliminations and other	—		(1)	—
South America mining	880		624	142
Other mining[c]	4,750		3,161	298
Corporate, other & eliminations	(722)		(716)	18
As reported in FCX's consolidated financial statements	$4,908		$3,069	$458

a.
Includes silver sales of 1.2 million ounces ($14.74 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes nonrecurring charges for Cerro Verde's new three-year CLA totaling $69 million ($0.21 per pound of copper).

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2019
(In millions)		By-Product	Co-Product Method
		Method	Copper	Other[a]	Total
Revenues, excluding adjustments		$2,236	$2,236	$284	$2,520
Site production and delivery, before net noncash and other costs shown below		1,546	1,395	189	1,584
By-product credits		(246)	—	—	—
Treatment charges		153	153	—	153
Royalty on metals		5	4	1	5
Net cash costs		1,458	1,552	190	1,742
DD&A		342	305	37	342
Metals inventory adjustments		2	2	—	2
Noncash and other costs, net		68	65	3	68
Total costs		1,870	1,924	230	2,154
Other revenue adjustments, primarily for pricing on prior period open sales		37	37	—	37
Gross profit		$403	$349	$54	$403

Copper sales (millions of recoverable pounds)		838	838

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.67	$2.67
Site production and delivery, before net noncash and other costs shown below		1.84	1.66
By-product credits		(0.29)	—
Treatment charges		0.18	0.18
Royalty on metals		0.01	0.01
Unit net cash costs		1.74	1.85
DD&A		0.41	0.36
Metals inventory adjustments		—	—
Noncash and other costs, net		0.08	0.08
Total unit costs		2.23	2.29
Other revenue adjustments, primarily for pricing on prior period open sales		0.04	0.04
Gross profit per pound		$0.48	$0.42

Reconciliation to Amounts Reported					Metals
			Production		Inventory
		Revenues	and Delivery	DD&A	Adjustments
Totals presented above		$2,520	$1,584	$342	$2
Treatment charges		(153)	—	—	—
Royalty on metals		(5)	—	—	—
Noncash and other costs, net		—	68	—	—
Other revenue adjustments, primarily for pricing on prior period open sales		37	—	—	—
Eliminations and other		(1)	(4)	—	—
South America mining		2,398	1,648	342	2
Other mining[b]	—	10,552	9,109	620	40
Corporate, other & eliminations	—	(2,304)	(2,173)	59	58
As reported in FCX's consolidated financial statements		$10,646	$8,584	$1,021	$100

a.
Includes silver sales of 3.4 million ounces ($15.90 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2018
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$2,718		$2,718	$255	$2,973
Site production and delivery, before net noncash and other costs shown below	1,668	[b]	1,540	163	1,703
By-product credits	(220)		—	—	—
Treatment charges	182		182	—	182
Royalty on metals	6		5	1	6
Net cash costs	1,636		1,727	164	1,891
DD&A	402		368	34	402
Noncash and other costs, net	46		46	—	46
Total costs	2,084		2,141	198	2,339
Other revenue adjustments, primarily for pricing on prior period open sales	(37)		(37)	—	(37)
Gross profit	$597		$540	$57	$597

Copper sales (millions of recoverable pounds)	928		928

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.93		$2.93
Site production and delivery, before net noncash and other costs shown below	1.80	[b]	1.66
By-product credits	(0.24)		—
Treatment charges	0.20		0.20
Royalty on metals	—		—
Unit net cash costs	1.76		1.86
DD&A	0.44		0.40
Noncash and other costs, net	0.05		0.05
Total unit costs	2.25		2.31
Other revenue adjustments, primarily for pricing on prior period open sales	(0.04)		(0.04)
Gross profit per pound	$0.64		$0.58

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,973		$1,703	$402
Treatment charges	(182)		—	—
Royalty on metals	(6)		—	—
Noncash and other costs, net	—		46	—
Other revenue adjustments, primarily for pricing on prior period open sales	(37)		—	—
Eliminations and other	(1)		(4)	—
South America mining	2,747		1,745	402
Other mining[c]	14,693		9,671	896
Corporate, other & eliminations	(2,496)		(2,626)	53
As reported in FCX's consolidated financial statements	$14,944		$8,790	$1,351

a.
Includes silver sales of 3.2 million ounces ($15.84 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Includes nonrecurring charges for Cerro Verde's new three-year CLA totaling $69 million ($0.07 per pound of copper).

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$360	$360	$356	$8	$724
Site production and delivery, before net noncash and other costs shown below	338	168	166	4	338
Gold and silver credits	(367)	—	—	—	—
Treatment charges	35	17	17	1	35
Export duties	8	4	4	—	8
Royalty on metals	23	12	11	—	23
Net cash costs	37	201	198	5	404
DD&A	77	38	38	1	77
Noncash and other costs, net	37	19	18	—	37
Total costs	151	258	254	6	518
Other revenue adjustments, primarily for pricing on prior period open sales	(8)	(8)	2	1	(5)
PT Smelting intercompany loss	(34)	(17)	(17)	—	(34)
Gross profit	$167	$77	$87	$3	$167

Copper sales (millions of recoverable pounds)	139	139
Gold sales (thousands of recoverable ounces)			239

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.59	$2.59	$1,487
Site production and delivery, before net noncash and other costs shown below	2.44	1.21	695
Gold and silver credits	(2.64)	—	—
Treatment charges	0.25	0.13	72
Export duties	0.05	0.03	15
Royalty on metals	0.17	0.08	46
Unit net cash costs	0.27	1.45	828
DD&A	0.55	0.27	158
Noncash and other costs, net	0.27	0.14	77
Total unit costs	1.09	1.86	1,063
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)	(0.05)	8
PT Smelting intercompany loss	(0.24)	(0.12)	(69)
Gross profit per pound/ounce	$1.20	$0.56	$363

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$724	$338	$77
Treatment charges	(35)	—	—
Export duties	(8)	—	—
Royalty on metals	(23)	—	—
Noncash and other costs, net	(10)	27	—
Other revenue adjustments, primarily for pricing on prior period open sales	(5)	—	—
PT Smelting intercompany loss	—	34	—
Indonesia mining	643	399	77
Other mining[b]	3,465	3,041	225
Corporate, other & eliminations	(800)	(775)	20
As reported in FCX's consolidated financial statements	$3,308	$2,665	$322

a.	Includes silver sales of 0.5 million ounces ($17.30 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended September 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,036	$1,036	$989	$17	$2,042
Site production and delivery, before net noncash and other credits shown below	514	261	249	4	514
Gold and silver credits	(1,001)	—	—	—	—
Treatment charges	98	50	48	—	98
Export duties	52	26	25	1	52
Royalty on metals	73	35	37	1	73
Net cash (credits) costs	(264)	372	359	6	737
DD&A	181	92	87	2	181
Noncash and other credits, net	14	7	7	—	14
Total (credits) costs	(69)	471	453	8	932
Other revenue adjustments, primarily for pricing on prior period open sales	(50)	(50)	(5)	—	(55)
PT Smelting intercompany profit	6	3	3	—	6
Gross profit	$1,061	$518	$534	$9	$1,061

Copper sales (millions of recoverable pounds)	368	368
Gold sales (thousands of recoverable ounces)			831

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.81	$2.81	$1,191
Site production and delivery, before net noncash and other credits shown below	1.40	0.71	300
Gold and silver credits	(2.72)	—	—
Treatment charges	0.26	0.13	57
Export duties	0.14	0.07	30
Royalty on metals	0.20	0.10	45
Unit net cash (credits) costs	(0.72)	1.01	432
DD&A	0.49	0.25	105
Noncash and other credits, net	0.04	0.02	8
Total unit (credits) costs	(0.19)	1.28	545
Other revenue adjustments, primarily for pricing on prior period open sales	(0.14)	(0.14)	(7)
PT Smelting intercompany profit	0.02	0.02	3
Gross profit per pound/ounce	$2.88	$1.41	$642

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,042	$514	$181
Treatment charges	(98)	—	—
Export duties	(52)	—	—
Royalty on metals	(73)	—	—
Noncash and other credits, net	—	14	—
Other revenue adjustments, primarily for pricing on prior period open sales	(55)	—	—
PT Smelting intercompany profit	—	(6)	—
Indonesia mining	1,764	522	181
Other mining[b]	3,866	3,263	259
Corporate, other & eliminations	(722)	(716)	18
As reported in FCX's consolidated financial statements	$4,908	$3,069	$458

a.	Includes silver sales of 1.2 million ounces ($14.10 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,252		$1,252	$910	$26	$2,188
Site production and delivery, before net noncash and other costs shown below	1,393		797	580	16	1,393
Gold and silver credits	(938)		—	—	—	—
Treatment charges	125		72	52	1	125
Export duties	35		20	14	1	35
Royalty on metals	68		40	27	1	68
Net cash costs	683		929	673	19	1,621
DD&A	281		161	117	3	281
Noncash and other costs, net	85	[b]	49	35	1	85
Total costs	1,049		1,139	825	23	1,987
Other revenue adjustments, primarily for pricing on prior period open sales	18		18	2	—	20
PT Smelting intercompany loss	(23)		(13)	(9)	(1)	(23)
Gross profit	$198		$118	$78	$2	$198

Copper sales (millions of recoverable pounds)	464		464
Gold sales (thousands of recoverable ounces)				659

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.70		$2.70	$1,380
Site production and delivery, before net noncash and other costs shown below	3.00		1.72	879
Gold and silver credits	(2.02)		—	—
Treatment charges	0.27		0.15	79
Export duties	0.07		0.04	22
Royalty on metals	0.15		0.09	41
Unit net cash costs	1.47		2.00	1,021
DD&A	0.61		0.35	177
Noncash and other costs, net	0.18	[b]	0.11	54
Total unit costs	2.26		2.46	1,252
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04	3
PT Smelting intercompany loss	(0.05)		(0.03)	(14)
Gross profit per pound/ounce	$0.43		$0.25	$117

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,188		$1,393	$281
Treatment charges	(125)		—	—
Export duties	(35)		—	—
Royalty on metals	(68)		—	—
Noncash and other costs, net	8		93	—
Other revenue adjustments, primarily for pricing on prior period open sales	20		—	—
PT Smelting intercompany loss	—		23	—
Indonesia mining	1,988		1,509	281
Other mining[c]	10,962		9,248	681
Corporate, other & eliminations	(2,304)		(2,173)	59
As reported in FCX's consolidated financial statements	$10,646		$8,584	$1,021

a.	Includes silver sales of 1.6 million ounces ($15.58 per ounce average realized price).

b.
Includes charges of $28 million ($0.06 per pound of copper) associated with adjustments to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash (Credits) Costs

Nine Months Ended September 30, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,935	$2,935	$2,628	$53	$5,616
Site production and delivery, before net noncash and other costs shown below	1,367	715	640	12	1,367
Gold and silver credits	(2,698)	—	—	—	—
Treatment charges	258	135	121	2	258
Export duties	153	80	71	2	153
Royalty on metals	211	108	101	2	211
Net cash (credits) costs	(709)	1,038	933	18	1,989
DD&A	534	279	250	5	534
Noncash and other costs, net	25	13	12	—	25
Total (credits) costs	(150)	1,330	1,195	23	2,548
Other revenue adjustments, primarily for pricing on prior period open sales	(34)	(34)	17	—	(17)
PT Smelting intercompany loss	(12)	(6)	(6)	—	(12)
Gross profit	$3,039	$1,565	$1,444	$30	$3,039

Copper sales (millions of recoverable pounds)	1,003	1,003
Gold sales (thousands of recoverable ounces)			2,105

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.93	$2.93	$1,248
Site production and delivery, before net noncash and other costs shown below	1.36	0.71	304
Gold and silver credits	(2.69)	—	—
Treatment charges	0.26	0.13	57
Export duties	0.15	0.08	34
Royalty on metals	0.21	0.11	48
Unit net cash (credits) costs	(0.71)	1.03	443
DD&A	0.53	0.28	119
Noncash and other costs, net	0.03	0.01	6
Total unit (credits) costs	(0.15)	1.32	568
Other revenue adjustments, primarily for pricing on prior period open sales	(0.04)	(0.04)	8
PT Smelting intercompany loss	(0.01)	(0.01)	(2)
Gross profit per pound/ounce	$3.03	$1.56	$686

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$5,616	$1,367	$534
Treatment charges	(258)	—	—
Export duties	(153)	—	—
Royalty on metals	(211)	—	—
Noncash and other costs, net	—	25	—
Other revenue adjustments, primarily for pricing on prior period open sales	(17)	—	—
PT Smelting intercompany loss	—	12	—
Indonesia mining	4,977	1,404	534
Other mining[b]	12,463	10,012	764
Corporate, other & eliminations	(2,496)	(2,626)	53
As reported in FCX's consolidated financial statements	$14,944	$8,790	$1,351

a.	Includes silver sales of 3.5 million ounces ($15.25 per ounce average realized price).

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2019	2018

Revenues, excluding adjustments[a]	$96	$109
Site production and delivery, before net noncash and other costs shown below	83	73
Treatment charges and other	6	8
Net cash costs	89	81
DD&A	16	20
Metals inventory adjustments	1	—
Noncash and other costs, net	2	3
Total costs	108	104
Gross (loss) profit	$(12)	$5

Molybdenum sales (millions of recoverable pounds)[a]	7	8

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$12.57	$12.17
Site production and delivery, before net noncash and other costs shown below	10.79	8.17
Treatment charges and other	0.85	0.85
Unit net cash costs	11.64	9.02
DD&A	2.06	2.18
Metals inventory adjustments	0.17	—
Noncash and other costs, net	0.26	0.39
Total unit costs	14.13	11.59
Gross (loss) profit per pound	$(1.56)	$0.58

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Three Months Ended September 30, 2019	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$96	$83	$16	$1
Treatment charges and other	(6)	—	—	—
Noncash and other costs, net	—	2	—	—
Molybdenum mines	90	85	16	1
Other mining[b]	4,018	3,355	286	40
Corporate, other & eliminations	(800)	(775)	20	—
As reported in FCX's consolidated financial statements	$3,308	$2,665	$322	$41

Three Months Ended September 30, 2018
Totals presented above	$109	$73	$20	$—
Treatment charges and other	(8)	—	—	—
Noncash and other costs, net	—	3	—	—
Molybdenum mines	101	76	20	—
Other mining[b]	5,529	3,709	420	—
Corporate, other & eliminations	(722)	(716)	18	—
As reported in FCX's consolidated financial statements	$4,908	$3,069	$458	$—

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In millions)	2019	2018

Revenues, excluding adjustments[a]	$311	$330
Site production and delivery, before net noncash and other costs shown below	229	209
Treatment charges and other	21	23
Net cash costs	250	232
DD&A	50	60
Metals inventory adjustments	1	—
Noncash and other costs, net	5	5
Total costs	306	297
Gross profit	$5	$33

Molybdenum sales (millions of recoverable pounds)[a]	24	26

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$12.61	$12.31
Site production and delivery, before net noncash and other costs shown below	9.28	7.79
Treatment charges and other	0.85	0.85
Unit net cash costs	10.13	8.64
DD&A	2.05	2.22
Metals inventory adjustments	0.05	—
Noncash and other costs, net	0.19	0.20
Total unit costs	12.42	11.06
Gross profit per pound	$0.19	$1.25

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Nine Months Ended September 30, 2019	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$311	$229	$50	$1
Treatment charges and other	(21)	—	—	—
Noncash and other costs, net	—	5	—	—
Molybdenum mines	290	234	50	1
Other mining[b]	12,660	10,523	912	41
Corporate, other & eliminations	(2,304)	(2,173)	59	58
As reported in FCX's consolidated financial statements	$10,646	$8,584	$1,021	$100

Nine Months Ended September 30, 2018
Totals presented above	$330	$209	$60	$—
Treatment charges and other	(23)	—	—	—
Noncash and other costs, net	—	5	—	—
Molybdenum mines	307	214	60	—
Other mining[b]	17,133	11,202	1,238	2
Corporate, other & eliminations	(2,496)	(2,626)	53	—
As reported in FCX's consolidated financial statements	$14,944	$8,790	$1,351	$2

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVII